Exhibit 99.1

MEDIMMUNE IMPLEMENTS PLAN TO ACHIEVE $2 BILLION IN REVENUES BY 2009

o      New Data from Two Phase 3 Studies Show MedImmune’s Intranasal Influenza Vaccine had Statistically Superior Efficacy OverTraditional Flu Shot in
        Head-to-Head Comparisons

o     Company Expects Four Phase 3 Programs in 2005 and Launch of Two New Products between 2007 and 2009

o     Targeting Three New Investigational New Drug Applications Annually for Next Three Years

GAITHERSBURG, MD, March 1, 2004 – MedImmune, Inc. (NASDAQ: MEDI) today announced that it expects to achieve $2 billion in total revenues by 2009, driven by investments in its pipeline and the continued growth of its currently marketed products.

MedImmune also announced results from two Phase 3 studies showing that the refrigerator-stable formulation of FluMist™ (Influenza Virus Vaccine Live, Intranasal) was statistically significantly more effective than the injectable influenza vaccine in preventing culture-confirmed influenza. These data reaffirmed MedImmune’s commitment to developing and commercializing FluMist. If successful, MedImmune expects peak annual FluMist sales in excess of $500 million in the U.S. and approximately $800 million worldwide.

David M. Mott, MedImmune’s president and chief executive officer, stated, “We are encouraged by the initial results from Phase 3 clinical trials with the refrigerator-stable version of FluMist and excited by its potential to substantially improve public health. We are equally excited about the surge in productivity in the rest of our pipeline, which we expect will result in having four Phase 3 programs underway in 2005 and the addition of three new clinical targets per year for the next three years. These R&D investments over the next few years are expected to drive significant long-term revenue and earnings growth for our shareholders.”

As the company implements its five-year plan, MedImmune projects full-year 2004 earnings per share (EPS) to range from $0.50 to $0.60, as the company accelerates its investment in research and development (R&D) to approximately 20 percent of product sales. MedImmune projects that it will nearly double EPS to a range of $1.00 to $1.10 by 2007 and achieve a compounded annual growth rate (CAGR) in EPS of 25 percent to 30 percent for the 2004 through 2009 period.

Revenues

MedImmune forecasts 2004 total revenues to range from $1.12 billion to $1.16 billion, driven primarily by product sales growing at a low double-digit growth rate. MedImmune projects total revenues will reach approximately $1.5 billion in 2007 and approximately $2 billion by 2009.

o	The primary contributor to revenue in 2004 will be sales of MedImmune’s flagship product, Synagis® (palivizumab). MedImmune projects worldwide Synagis revenues to grow by approximately 10 percent in 2004 and to reach $1 billion in 2005. By 2009, MedImmune projects that the five-year revenue CAGR for Synagis will be in the mid-to-high single-digits.

o	MedImmune forecasts worldwide Ethyol® (amifostine) revenues to increase approximately 10 percent in 2004, and to generate a five-year CAGR in the low double-digits for the period ending in 2009.

Expenses

The primary driver behind MedImmune’s increased commitment to R&D is its intention to continue developing FluMist and its plan to introduce at least two new products between 2007 and 2009. To achieve this objective, MedImmune expects to have four products in Phase 3 clinical trials in 2005 and to file three new Investigational New Drug (IND) applications per year in each of 2004, 2005 and 2006. In 2003, the company filed INDs for Numax™, a potential next-generation antibody targeting respiratory syncytial virus; an anti-IL-9 antibody targeting asthma; and siplizumab, an antibody targeting CD2 for T-cell lymphoma.

In 2004, MedImmune also expects Selling, General & Administrative expenses to be approximately 36 percent of product sales, gross margins to be in the range of 67 percent to 68 percent, and its tax rate to be approximately 37 percent.

FluMist™ Update

MedImmune maintains its belief that FluMist is a significant advance in the prevention of influenza disease. Notwithstanding its commitment to the future of FluMist, MedImmune does not expect the vaccine to be a meaningful contributor to revenue growth before 2007, when the company hopes to launch the refrigerator-stable version of FluMist (CAIV-T) in the United States. In 2004, FluMist-related revenue is currently forecast to be in the range of $45 to $55 million, including revenues related to vaccine sold for the 2003/2004 influenza season. From 2004 to 2006, MedImmune expects to focus its efforts on developing FluMist into a superior influenza vaccine preferred by pediatricians, with particular attention toward developing CAIV-T (now in Phase 3 development) and extending the indicated population to include individuals below the age of five years and above the age of 49 years.

Discussions remain ongoing with Wyeth, MedImmune’s partner for FluMist, regarding the commercial and product development plan for the vaccine. No final decisions have been made regarding price, production or Wyeth’s role for 2004 and beyond. Under the current agreements, Wyeth’s co-development and co-promotion rights in the U.S. revert to MedImmune in approximately ten years, and outside the U.S., Wyeth’s rights revert to MedImmune in the future as well. Should Wyeth exit the partnership earlier than as described under the current agreements, MedImmune would write-off approximately $75 million in unamortized intangibles associated with the Wyeth agreements, as well as assume responsibility for all future investment. Excluding the one-time write-off, MedImmune projects Wyeth’s exit from the partnership would decrease EPS by $0.10 to $.20 annually through 2007, but increase EPS by up to $0.20 by 2009.

FluMist – Phase 3 Clinical Trial Results

Wyeth has completed preliminary analyses of two Phase 3 trials comparing the refrigerator-stable formulation of FluMist to the injectable influenza vaccine (TIV). In each trial, CAIV-T showed statistically significant superior efficacy over TIV against culture confirmed influenza with no statistically significant increase in wheezing episodes.

The first trial, referred to as Study 514, included approximately 2,200 infants and children from six months through 71 months of age with a history of recurrent respiratory infections. Children receiving CAIV-T in this study had a 53-percent lower incidence of culture-confirmed influenza than those receiving TIV. The second trial, referred to as Study 515, included approximately 2,200 children from six years through 17 years of age with a history of asthma. Children receiving CAIV-T in this study had a 35-percent lower incidence of culture-confirmed influenza than those receiving TIV. Further analysis of the preliminary results from both of these studies will be completed over the next several months and prepared for presentation at appropriate medical venues, as well as for submission to U.S. and foreign regulatory authorities.

Additional Guidance

MedImmune enjoys a strong financial position with approximately $1.9 billion in cash and marketable securities on the balance sheet at year-end 2003 and expects to continue to generate cash from operations in the future.

o	MedImmune expects to invest approximately $100 million annually in capital expenditures over the next few years as it completes investments in a number of R&D, manufacturing and administrative facilities.

o              In 2004, MedImmune expects to call the remaining $168 million in principal of the Aviron 5.25% 2008 convertible debentures.

o	The company is reinitiating its share repurchase program and currently has $270 million remaining from last year’s $500 million authorization with which to repurchase shares.

Guidance for 2004 First Quarter

For the first quarter of 2004, MedImmune projects revenues of $485 million to $510 million and earnings of $0.40 to $0.43 per diluted share.

Note on Guidance Format

In today’s press release, MedImmune’s guidance is presented in accordance with generally accepted accounting principles (GAAP). In 2002 and 2003, MedImmune provided both GAAP and adjusted guidance, as well as reconciliation between the two, as a convenience to its investors. MedImmune’s adjusted guidance in those years excluded certain amounts associated with the acquisition of MedImmune Vaccines in 2002 to present the results in the same manner as the company views the performance of its business and the resulting underlying trends. In 2003, the full-year difference between MedImmune’s GAAP and adjusted results were $0.04 on a diluted earnings per share basis. Going forward, MedImmune currently believes that its GAAP results will be comparable for year-over-year comparisons and has discontinued the use of adjusted guidance.

The guidance and objectives provided above are projections and are based upon numerous assumptions, many of which MedImmune cannot control and may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its 2004 and long-term financial guidance on Monday, March 1, 2004 at 8:00 a.m. EST. The live webcast may be accessed in the Investor Relations section of MedImmune’s website, www.medimmune.com. A replay of the webcast will be available via the website until March 8, 2004. An audio replay of the webcast will be available, beginning at 11:00 a.m. EST on March 1, 2004 and ending at midnight March 8, 2004 by calling (888) 286-8010. The passcode for the audio replay is 68906529.

About MedImmune

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), Ethyol® (amifostine), FluMist™ (Influenza Virus Vaccine Live, Intranasal), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,800 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and full prescribing information for its products, visit the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company’s filings with the U.S. Securities and Exchange Commission. The company is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

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